UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 30, 2008
GRANITE CONSTRUCTION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12911 (Commission File Number)	77-0239383 (IRS Employer Identification No.)

585 West Beach Street
Watsonville, California 95076
(Address of principal executive offices) (Zip Code)

(831) 724-1011
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment of Principal Officer; Departure of Principal Officer
     On January 30, 2008, Granite Construction Incorporated (the “Company”) announced the upcoming retirement of William E. Barton, the Company’s Senior Vice President and Chief Financial Officer. The Company also announced the appointment of LeAnne M. Stewart to the position of Chief Financial Officer. Ms. Stewart, aged 43, will join the Company on February 4, 2008 and assume the position of Senior Vice President and Chief Financial Officer effective March 1, 2008. Mr. Barton will continue in the capacity as Senior Vice President until June 30, 2008 to help with the transition.
     Since 1999, Ms. Stewart has served in various capacities at Nash Finch Company including: Senior Vice President, Chief Financial Officer and Treasurer between 2004 and 2006; Vice President and Corporate Controller between 2000 and 2004; and Vice President, Financial Planning and Analysis between 1999 and 2000.
     On January 21, 2008, Ms. Stewart entered into a Severance Agreement with the Company to be effective as of February 4, 2008. The agreement provides Ms. Stewart with compensation and benefits in the event of the termination of her employment. Within five years from the effective date, in the event that she is terminated without cause, Ms. Stewart will be entitled to (i) additional vesting of any restricted stock that she has received, as if she had performed 12 additional months of service; and (ii) payment of an amount equal to (a) one year’s base salary plus (b) her target bonus for the current year under the Company’s Incentive Plan, prorated for the number of days she was employed during the year. If she is terminated with cause, Ms. Stewart will be entitled to receive only those restricted shares that have vested at the date of termination and her base salary through the date of termination.

Item 9.01. Financial Statements and Exhibits
(c) Exhibits. The following exhibit is attached hereto and furnished herewith:

Exhibit
Number	Exhibit Title

99.1	Press Release Dated January 30, 2008, Announcing the Appointment of LeAnne M. Stewart to be CFO and William E. Barton to Retire

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED
Date: January 30, 2008	By:	/s/ William E. Barton
William E. Barton
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Document

99.1	Press Release Dated January 30, 2008, Announcing the Appointment of LeAnne M. Stewart to be CFO and William E. Barton to Retire

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